Exhibit 10.15
AMENDMENT TO OFFER LETTER
     This Amendment to Offer Letter (the “Amendment”) is made and entered into as of December 23, 2008 (the “Effective Date”), by and between Cavium Networks, Inc., a Delaware corporation (the “Company”) and Sandeep Vij (“Executive”).
RECITALS
     A. The Company retains the services of Executive pursuant to that certain offer letter dated May 1, 2008 (the “Offer Letter”).
     B. The Company and Executive wish to amend the Offer Letter to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
AGREEMENT
     The third paragraph of the Offer Letter is hereby amended and restated in its entirety to read as follows:
In the event Cavium Networks, Inc. (the “Company”) (or any successor-in-interest) terminates your employment without Cause (as defined in the attached appendix) or you resign for good reason (as defined in the attached appendix) and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any possible alternative definition of “termination of employment” thereunder) (a “Covered Termination”), two-thirds (66.67%) of all then unvested stock options granted pursuant to this offer letter will immediately vest and you will receive, in one lump sum, 12 months of base salary and 100% of your target yearly bonus (if applicable) (such cash severance, the “Severance Payments”). In addition, the Company will pay directly to the COBRA administrator 12 months of your COBRA premiums at the level of benefits received immediately before your termination, providing that the COBRA payments shall cease in the event you receive benefits comparable to the COBRA benefits from a new employer.
     The fifth paragraph of the Offer Letter is hereby amended and restated in its entirety to read as follows:
For those stock options granted pursuant to this offer letter, if during any part of your Three Month Post-Termination Exercise Period the Company is, for any reason, unwilling or unable to issue you freely tradable (registered) securities upon exercise of your option and/or the sale of shares issued upon exercise of your option would violate the Company’s Insider Trading Policy, then your Three Month Post-Termination Exercise Period shall be extended so that you have an aggregate period of three (3) months after the termination of your Continuous Service where the Company is willing and able to issue you freely tradable securities upon exercise of your option and you are able to sell those securities on the public market. However, any such extension of your stock options shall not exceed the earlier of (i) the tenth anniversary of the original date of grant of the stock option, or (ii) the expiration of the maximum term of the stock option.

     A new paragraph is hereby inserted to read as follows:
All payments provided hereunder are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). If you are a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) on the date of a Covered Termination, then the Severance Payments shall be delayed until the earlier of: (i) the date that is six (6) months after the date of the Covered Termination, or (ii) the date of your death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall pay to you a lump sum amount equal to the sum of the Severance Payments that otherwise would have been paid to you on or before the Delayed Payment Date, without any adjustment on account of such delay. Any COBRA premiums paid hereunder are not intended to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code and are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B).
     In Witness Whereof, the Company and Executive have executed this Amendment on the dates set forth below, to be effective immediately as of the Effective Date.

Cavium Networks, Inc.

By:	/s/ Syed Ali

Its:	CEO

Date:	12/23/08

Executive

/s/ Sandeep Vij

Date:	12/23/08